UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2022 (September 27, 2022)

COWEN INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	COWN	The Nasdaq Global Market
7.75% Senior Notes Due 2023	COWNL	The Nasdaq Global Market

Item 8.01.	Other Events.

As previously disclosed, on August 1, 2022, Cowen Inc., a Delaware corporation (the “Company” or “Cowen”), The Toronto-Dominion Bank, a Canadian chartered bank (“TD” or “Parent”), and Crimson Holdings Acquisition Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger (sometimes hereinafter referred to as the “Surviving Corporation”) as a wholly owned subsidiary of Parent.  On September 27, 2022, Cowen filed a preliminary proxy statement (the “preliminary proxy statement”) with the Securities and Exchange Commission (“SEC”), and on October 11, 2022, Cowen filed a definitive proxy statement (the “proxy statement”) with the SEC, in each case, in connection with the merger.

Since the filing of the preliminary proxy statement with the SEC, eight complaints have been filed in the United States District Court for the Southern District of New York, the United States District Court for the District of Delaware and a state court in New York by purported Cowen stockholders against the Company and members of the board of directors of the Company (the “Board”) in connection with the merger: Shiva Stein vs. Cowen Inc., et al., Case No. 1:22-cv-08254 (filed September 27, 2022) (S.D.N.Y.); Ryan O’Dell vs. Cowen Inc., et al., Case No. 1:22-cv-08297 (filed September 28, 2022) (S.D.N.Y.); John Alberts vs. Cowen Inc., et al., Case No. 1:22-cv-08319 (filed September 29, 2022) (S.D.N.Y.); Stephen Bushansky vs. Cowen Inc., et al., Case No. 1:22-cv-08551 (filed October 7, 2022) (S.D.N.Y.); Catherine Coffman vs. Cowen Inc., et al., Case No. 1:22-cv-09130 (filed October 25, 2022) (S.D.N.Y.); Jacob Wheeler vs. Cowen Inc., et al., Case No. 1:22-cv-01417 (filed October 26, 2022) (D. Del.) and Sam Carlisle vs. Cowen Inc., et al., Case No. 1:22-cv-09296 (filed October 30, 2022) (S.D.N.Y.) (collectively, the “Federal Stockholder Litigation”)) and Peter Barcia vs. Cowen Inc., et al., Case No. 67539/2022 (filed October 26, 2022) (N.Y., Westchester County) (the “State Stockholder Litigation” and, collectively with the Federal Stockholder Litigation, the “Stockholder Litigation”)).  The complaints in the Federal Stockholder Litigation allege, among other things, that the defendants filed or caused to be filed a materially incomplete and misleading preliminary proxy statement or proxy statement, as applicable, with the SEC relating to merger in violation of Sections 14(a) and 20(a)of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder.  The State Stockholder Litigation purports to allege fraudulent and negligent misrepresentation and concealment under New York common law relating to the proxy statement.  Additionally, on October 4, 2022, October 5, 2022, October 21, 2022, October 27, 2022 and October 28, 2022, six purported Cowen stockholders sent demand letters alleging similar insufficiencies in the disclosures in the preliminary proxy statement and/or the proxy statement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder (such letters, the “Demand Letters” and, collectively with the Stockholder Litigation, the “Litigation Matters”).  The plaintiffs in the Stockholder Litigation seek various remedies, including an order enjoining the defendants from proceeding with the merger or the vote of the Company’s stockholders in connection with the merger, requiring the defendants to disclose allegedly material information that was allegedly omitted from the proxy statement, rescinding the merger to the extent already consummated or in the event that it is consummated or granting rescissory damages, awarding costs, including attorneys’ and expert fees and expenses, and granting such other and further relief as the applicable court may deem just and proper.

Cowen believes that the claims asserted in the Litigation Matters are without merit and that no further disclosure is required to supplement the proxy statement under applicable laws. However, in order to avoid the risk of the Litigation Matters delaying or adversely affecting the merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Cowen has determined to voluntarily make the following supplemental disclosures to the proxy statement, as described in this Current Report on Form 8-K.  Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Cowen specifically denies all allegations in the Litigation Matters that any additional disclosure was or is required.

These supplemental disclosures will not change the merger consideration to be paid to Cowen stockholders in connection with the merger or the timing of the special meeting of stockholders of the Company on November 15, 2022 at 10:00 a.m. Eastern Time (the “special meeting”) in a virtual-only meeting format. To access the virtual special meeting, you should visit www.virtualshareholdermeeting.com/COWN2022SM. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a Cowen stockholder as of the record date.  The Board continues to unanimously recommend a vote “FOR” the proposals to be voted on at the special meeting described in the proxy statement.

SUPPLEMENTAL DISCLOSURES TO THE PROXY STATEMENT IN CONNECTION WITH THE LITIGATION MATTERS

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the proxy statement and should be read in conjunction with the disclosures contained in the proxy statement, which in turn should be read in its entirety.  All page references are to the proxy statement and all terms used below shall have the meanings ascribed to such terms in the proxy statement.

The disclosure in the section entitled “The Merger—Background of the Merger”, beginning on page 31 of the proxy statement, is hereby amended as follows:

The fourth full paragraph on page 31 is amended and supplemented as follows (with new text underlined):

On March 2, 2022, Mr. Solomon contacted Mr. Ahmed to inform Mr. Ahmed that, following the March 1 meeting and internal discussions including with Mr. Barth and with other members of the Company’s management, the Company would be interested in continuing the conversation regarding their respective businesses and potential opportunities for the Company and TD to consider.

The last full paragraph on page 31 is amended and supplemented as follows (with new text underlined):

On April 5, 2022, representatives of the Company including Mr. Solomon, Mr. Dan Charney, Managing Director and Co-President of the Company’s broker-dealer business, and Mr. Larry Wieseneck, Managing Director and Co-President of the Company’s broker-dealer business, met with Mr. Ahmed and Mr. Pryde. A representative of Perkins Advisors, LLC, a financial advisor to the Company (which we refer to as “Perkins Advisors”), also attended at the request of the Company’s management. Such representative of Perkins Advisors had routinely performed consulting and other strategic advisory services for the Company, and was asked to join such meeting based on his substantial industry knowledge and longstanding familiarity with the Company’s businesses. During this meeting, management of the Company and of TD discussed their respective businesses, including a potential strategic partnership between TD and the Company.

The last paragraph on page 31 and the carry over paragraph on page 32 is amended and supplemented as follows (with new text underlined and deleted text marked with a strikethrough):

On April 12, 2022, Mr. Solomon and Mr. Stephen Lasota, the Company’s Managing Director and Chief Financial Officer, met with representatives of Company A to discuss their respective businesses, including the growth of the research, sales and trading and investment banking divisions at Cowen, the alignment of Cowen’s culture with the culture at ~~TD~~ Company A and the potential for a strategic partnership between Company A and the Company. A representative of Perkins Advisors also attended at the request of the Company’s management.

The first full paragraph on page 35 is amended and supplemented as follows (with new text underlined):

On May 19, 2022, representatives of Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), outside counsel to TD, contacted representatives of Cravath and communicated that, while TD was considering a proposal for an acquisition of the Company, TD would not be willing to pursue a transaction without restructuring and reducing the Company’s existing “change of control” severance obligations that would otherwise become payable in connection with a transaction. The representatives of Simpson Thacher did not communicate a proposal for the restructuring or reduction of such “change of control” severance obligations.  After discussion with Mr. Barth and representatives of the Company’s management team, representatives of Cravath communicated to representatives of Simpson Thacher a request that any proposal should include the proposed price to be paid per share of class A common stock in a potential transaction and, in order for the Board to assess whether any proposal were actionable, TD’s proposal regarding restructuring or reducing the Company’s “change of control” severance obligations.

The last paragraph on page 36 and the carry over paragraph on page 37 is amended and supplemented as follows (with new text underlined):

On June 6, 2022, the Board held a meeting by videoconference, with members of the Company’s management and representatives of Cravath, Ardea and Perkins Advisors attending. Mr. Solomon communicated the June 5 Proposal to the Independent Directors, and Mr. Solomon and representatives of Ardea described to the Independent Directors their respective conversations with TD and its advisors. The Board then discussed a potential response to the June 5 Proposal, noting that the June 5 Proposal had been communicated verbally and did not include a description of any contingencies to the proposal or any further details on the May 26 Proposal with respect to retention arrangements with members of the Company’s senior management team in lieu of “change of control” payments, and that while Company A was continuing to conduct due diligence, Company A had not yet submitted an indication of interest. Representatives of Ardea noted that Ardea was reviewing the Financial Forecasts with the Company’s management, including reconciling economic operating income to unlevered free cash flow for purposes of a preliminary valuation analysis, and that Ardea would prepare preliminary financial analyses of the June 5 Proposal for discussion at a subsequent meeting of the Board. After discussion the Board determined to continue evaluating the June 5 Proposal, but not to request a written proposal from TD at that time. The Board then discussed whether any other third party may be interested in an acquisition of the Company, including Ardea’s views on potential bidders based on Ardea’s knowledge of the industry and information from management on third parties that had previously expressed interest in partnerships or other strategic transactions involving the Company. After discussion, the Board determined that there was a limited number of counterparties that may be interested in and able to execute an acquisition of the Company, and that given the risk of a leak and the potential damage to the Company’s business and employee retention in the event of a leak, it was advisable to continue discussions with TD and Company A but not to contact other parties regarding a potential transaction at that time. The Board then discussed the status of discussions with Company A, noting that the Company had continued to engage in discussion with Company A and Company A had reviewed additional diligence materials, but that Company A had not yet retained financial advisors or submitted an indication of interest and was not progressing its diligence process as quickly as TD. The Board then instructed the Company’s management and advisors to continue discussions with, and request an indication of interest from, Company A. The members of Company management then informed the Board that it was also evaluating the implementation of potential cost cutting measures in light of the then-current economic environment and its impact on the Company’s performance, but that management would defer any decision on such implementation until the conclusion of the ongoing discussions with third parties regarding a partnership or other strategic transaction involving the Company. The members of Company management, Ardea and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session with representatives of Cravath participating. The Independent Directors further discussed a potential response to the June 5 Proposal, noting that the proposal represented a substantial increase of over 20% from the May 26 Proposal, that, during that same period, the Company’s financial performance had continued to be impacted by downward trends in the financial markets, and the risks associated with remaining a standalone public company in such an environment, including the potential impact of a downturn on the Company’s profitability and therefore its ability to compensate and retain employees. The Independent Directors also noted that the May 26 Proposal and June 5 Proposal were conditioned upon TD reaching satisfactory arrangements with certain members of the Company’s senior management related to the “change of control” severance entitlements, that there was a risk that TD would not be able to reach an agreement with all requisite members of the Company’s senior management, and that it was unlikely that TD or any other potential bidder that was expecting to retain the Company’s senior management team after an acquisition of the Company would be willing to pursue a transaction without reaching an agreement on retention arrangements given the relative size of the “change of control” severance entitlements compared to the Company’s then-current market capitalization. The Independent Directors discussed that the Independent Directors should continue to direct the process, and that, while the Company’s management should not discuss the terms of any proposal relating to compensation or retention with potential counterparties to a transaction at that time, the Company’s management itself was a key asset of the Company and such discussions would need to occur at a later date when authorized by the Independent Directors in order to facilitate a transaction.

The third full paragraph on page 37 is amended and supplemented as follows (with new text underlined):

Also on June 8, 2022, representatives of management of Company A and of the Company held a diligence call to discuss the potential sources of value in the Company’s business outside of the Company’s core investment banking and broker-dealer franchise (including the value of the Company’s investment management business and balance sheet investments). Representatives of Perkins Advisors also participated in that meeting to facilitate due diligence based on Perkins Advisors’ familiarity with such businesses and investments. During this meeting, representatives of the Company’s management and Perkins Advisors indicated to the representatives of Company A that any indication of interest should reflect the net consideration payable to the holders of common stock based on the Company’s intrinsic value (also taking into account the value of these businesses and investments) and should not be based on the then-current trading price of the class A common stock, which was $25.04 as of June 9, 2022, the last trading day before such meeting.

The second full paragraph on page 38 is amended and supplemented as follows (with new text underlined):

On June 12, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris, Nichols, Arsht & Tunnell LLP (which we refer to as “Morris Nichols”), outside Delaware counsel to the Company, Ardea and Perkins Advisors attending. Ardea provided an overview of their preliminary financial analyses of the June 5 Proposal based on the Financial Forecasts and the Weightings. Representatives of Cravath then reviewed with the Board draft process guidelines that had been circulated to the Board in advance of the meeting, which reiterated instructions that the Company’s management should not discuss the terms of any proposal relating to compensation or retention with potential counterparties to a transaction until specifically authorized to do so by the Independent Directors, and stated that the Independent Directors would direct the process and have ultimate decision-making authority with respect to all questions arising from such process. The guidelines also specified that at least one representative of Ardea should be included in any substantive communications with potential counterparties to a transaction on behalf of the Company in order to ensure that an independent advisor would conduct such communications on behalf of, and at the instruction of, the Independent Directors, and that all such communications should be promptly reported to the Independent Directors.

The last paragraph on page 38 and the carry over paragraph on page 39 is amended and supplemented as follows (with new text underlined):

After discussion, the Board adopted such guidelines. Mr. Solomon noted to the Board that, while management did not intend to negotiate compensation or retention arrangements with TD or other potential counterparties until specifically authorized to do so by the Board, Mr. Solomon expected, based on preliminary discussions with individual members of the Company’s senior management team, that the retention arrangements communicated verbally in the May 26 Proposal would be inadequate to retain all desired members of the Company’s management and that TD would likely need to improve the value and vesting terms of such retention arrangements if TD’s proposals continued to be contingent on such arrangements. Mr. Solomon then provided the Board with an update on discussions with TD and Company A, noting that TD was awaiting a response to the June 5 Proposal and that Company A had continued to show interest in a potential transaction, including hiring a financial advisor and engaging members of senior management in meetings with the Company. After discussion, the members of Company management exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. The Independent Directors discussed the June 5 Proposal and potential responses to TD, including that TD had already materially increased its proposal by over 20% between the May 26 Proposal and the June 5 Proposal despite a continuing decline in broader financial markets, and whether TD would be willing to further improve the price of its proposal above $39.00 per share. After discussion, the Independent Directors instructed Ardea and Perkins Advisors to communicate to Perella Weinberg that the $39.00 per share of common stock proposed in the June 5 Proposal was insufficient, and that TD should submit an improved proposal in writing, which should also include details on any contingencies relating to retention arrangements with members of the Company’s management and the proposed terms of such retention arrangements so that the Board could assess whether a transaction would be achievable on the terms proposed. The Independent Directors authorized Ardea and Perkins Advisors to communicate to TD that the Board expected a valuation of at least $42.00 per share of common stock, which would represent an increase of $10.00 per share from the May 26 Proposal. The Independent Directors also instructed Ardea and Perkins Advisors to continue engagement with Company A, and to encourage Company A to submit an indication of interest by the end of the week of June 13, 2022. Representatives of Ardea and Perkins Advisors then exited the meeting, and the Independent Directors continued an executive session, with representatives of Cravath and Morris Nichols attending. The Independent Directors then discussed the formal retention of Ardea as a financial advisor to the Company, noting that Ardea had provided disclosure to the Board confirming that Ardea did not have any material business relationships with TD, Company A or other potentially interested parties. After discussion, the Independent Directors determined that it was advisable to continue with negotiating the terms of Ardea’s engagement. The Independent Directors also discussed the formal retention of Perkins Advisors as a financial advisor to the Company, noting that Perkins Advisors had substantial industry knowledge and familiarity with Cowen’s businesses, including that Tod Perkins of Perkins Advisors had a long-standing relationship with the Company and its management, having routinely performed consulting and other strategic advisory services for the Company, and that Perkins Advisors’ involvement in the process was beneficial for strategic advice and assistance in negotiating a potential transaction, as well as facilitating due diligence regarding the Company’s businesses.  The Independent Directors noted that Perkins Advisors’ involvement would not include valuation analysis of the proposed transaction and that any valuation analyses or fairness opinion in connection with a potential transaction would be provided by Ardea given Ardea’s relevant expertise. After discussion, the Independent Directors determined that it was advisable to formally engage Perkins Advisors in connection with the transaction, subject, given Mr. Perkins’ familiarity with the Company’s management, to compliance with the process guidelines discussed earlier in the meeting. The Independent Directors also reaffirmed the proposed response to TD that had been discussed with Ardea and Perkins Advisors.

The following paragraph is inserted immediately following the carry over paragraph on page 39 (with new text underlined):

On July 11, 2022, the Company, with the authorization of the Independent Directors, entered into an engagement letter to formally retain Perkins Advisors as a financial advisor to the Company in connection with the proposed transaction.  Pursuant to an engagement letter among the Company, SenaHill Advisors, LLC, together with its broker-dealer affiliate, SenaHill Securities, LLC (“SenaHill”) (the registered broker-dealer of which Mr. Perkins is a registered representative), and Perkins Advisors, dated July 11, 2022, the Company retained SenaHill and Perkins Advisors as its financial advisor in connection with the transactions contemplated by the merger agreement.  The engagement letter specified that all advisory services provided thereunder would be performed by Mr. Perkins.  In connection with the transaction, pursuant to the engagement letter, SenaHill and Perkins Advisors will receive financial advisory fees from the Company estimated, based on the information available as of the date of the announcement, to be approximately $11.5 million (equal to 0.75% of the total proceeds and other consideration received and to be received by the Company’s equityholders, including consideration received and to be received by holders of the Company’s preferred stock) payable contingent upon the completion of the transactions contemplated by the merger agreement.  Further, the Company has agreed to reimburse SenaHill for certain of its expenses, including reasonable fees and expenses of SenaHill’s legal counsel and to indemnify SenaHill, Perkins Advisors and related persons against various liabilities, including certain liabilities under federal securities laws.  During the two-year period ended August 1, 2022, neither SenaHill, Perkins Advisors nor any of their respective affiliates has been engaged by TD and/or any of its affiliates to provide financial advisory, underwriting and/or other financial and non-financial services for which SenaHill, Perkins Advisors or any of their respective affiliates has recognized compensation. SenaHill, Perkins Advisors and their respective affiliates may in the future provide financial advisory, underwriting and/or other financial and non-financial services to TD and/or its affiliates for which SenaHill, Perkins Advisors or such affiliates may receive compensation.  During the two-year period ended August 1, 2022, Mr. Perkins (individually or through SenaHill or Perkins Advisors) received approximately $2.4 million in compensation from the Company for financial advisory and other financial and non-financial services, including a monthly consulting fee for routine consulting services, advisory fees in connection with the Company’s acquisitions of Portico Capital Advisors and the investment banking business of MHT Partners, and allocations in certain special purpose investment vehicles sponsored by the Company and its affiliates.

The disclosure in the section entitled “The Merger—Financial Forecasts”, beginning on page 61 of the proxy statement, is hereby amended as follows:

The last paragraph on page 63 and the carry over paragraph on page 64 is amended and supplemented as follows (with new text underlined):

The following table sets forth a summary of the financial projections made available to the Board, the Company’s financial advisors and certain parties potentially interested in a transaction with the Company (the “Financial Forecasts”); the summary of the Financial Forecasts is not included in this proxy statement to induce any Cowen stockholder to vote in favor of the approval of the merger proposal or any other proposals to be voted on at the special meeting:

$mm	Low Case

Period(1)	2022E excl. 1QA	2022E	2023E	2024E	2025E	2026E
Gross Revenue	$1,047	$1,378	$1,403	$1,424	$1,467	$1,515
Less: Interest Expense	$(36)	$(27)	$(40)	$(40)	$(40)	$(40)
Less: Non-Interest Expense	$(948)	$(1,237)	$(1,224)	$(1,252)	$(1,290)	$(1,333)
Less: Tax	$(17)	$(31)	$(37)	$(36)	$(37)	$(39)
Less: Preferred Dividend	$(5)	$(7)	$(7)	$(7)	$(7)	$(7)
~~Unlevered Free Cash Flow(2)~~	~~$382~~	~~N/A~~	~~$149~~	~~$200~~	~~$144~~	~~$165~~
Add: Depreciation	$6	$9	$8	$8	$8	$8
Add: Amortization	$9	$12	$12	$12	$12	$12
Total: Economic Operating Income(2)	N/A	$96	$114	$109	$113	$117
Economic Operating Income per Share(3)	N/A	$3.03	$3.57	$3.51	$3.62	$3.75
Unlevered Free Cash Flow(4)	$382	N/A	$149	$200	$144	$165

$mm	Base Case

Period(1)	2022E excl. 1QA	2022E	2023E	2024E	2025E	2026E
Gross Revenue	$1,220	$1,550	$1,868	$1,855	$1,945	$2,073
Less: Interest Expense	$(37)	$(27)	$(40)	$(40)	$(40)	$(40)
Less: Non-Interest Expense	$(1,016)	$(1,305)	$(1,489)	$(1,495)	$(1,559)	$(1,646)
Less: Tax	$(45)	$(59)	$(91)	$(86)	$(93)	$(104)
Less: Preferred Dividend	$(5)	$(7)	$(7)	$(7)	$(7)	$(7)
~~Unlevered Free Cash Flow(2)~~	~~$477~~	~~N/A~~	~~$350~~	~~$305~~	~~$281~~	~~$333~~
Add: Depreciation	$6	$9	$8	$8	$8	$8
Add: Amortization	$9	$12	$12	$12	$12	$12
Total: Economic Operating Income(2)	N/A	$172	$260	$246	$264	$294
Economic Operating Income per Share(3)	N/A	$5.43	$8.17	$7.88	$8.45	$9.41
Unlevered Free Cash Flow(4)	$477	N/A	$350	$305	$281	$333

$mm	High Case

Period(1)	2022E excl. 1QA	2022E	2023E	2024E	2025E	2026E
Gross Revenue	$1,354	$1,684	$2,056	$2,216	$2,404	$2,669
Less: Interest Expense	$(37)	$(27)	$(40)	$(40)	$(40)	$(40)
Less: Non-Interest Expense	$(1,088)	$(1,377)	$(1,611)	$(1,720)	$(1,844)	$(2,012)
Less: Tax	$(61)	$(76)	$(109)	$(123)	$(140)	$(166)
Less: Preferred Dividend	$(5)	$(7)	$(7)	$(7)	$(7)	$(7)
~~Unlevered Free Cash Flow(2)~~	~~$533~~	~~N/A~~	~~$395~~	~~$432~~	~~$406~~	~~$496~~
Add: Depreciation	$6	$9	$8	$8	$8	$8
Add: Amortization	$9	$12	$12	$12	$12	$12
Total: Economic Operating Income(2)	N/A	$218	$307	$345	$392	$462
Economic Operating Income per Share(3)	N/A	$6.85	$9.66	$11.03	$12.52	$14.77
Unlevered Free Cash Flow(4)	$533	N/A	$395	$432	$406	$496

(1)
“2022E excl. 1QA” represents the nine-month period beginning on April 1, 2022 and ending on December 31, 2022 and “2022E”, “2023E”, “2024E”, “2025E” and “2026E” represent the fiscal years ending December 31, 2022, 2023, 2024, 2025 and 2026, respectively. Unlevered Free Cash Flow for 2022E excl. 1QA excludes Unlevered Free Cash Flow for the three-month period beginning on January 1, 2023 and ending on March 31, 2022, which three-month period includes all bonus payments in respect of the fiscal year ending December 31, 2021.

~~(2)~~
~~“Unlevered Free Cash Flow” is defined as pre-interest expense and post-tax economic operating income to Cowen less capital expenditures, less acquisition & earnout payments, less investments, plus after-tax proceeds from sales of investments, plus income from after-tax swap realization, plus after-tax stock-based compensation expense (for awards granted prior to March 31,2022), less increases in net working capital.~~

~~(3)~~(2)
“Economic Operating Income” is defined as a post-tax measure which (i) excludes the impact of depreciation & amortization expense; (ii) includes management reclassifications which the Company believes provide additional insight on the performance of the Company’s core businesses and divisions; (iii) eliminates the impact of consolidation for consolidated funds; (iv) excludes goodwill and intangible impairment; (v) excludes certain other transaction-related adjustments and/or reorganization expenses; and (vi) excludes certain costs associated with debt.

~~(4)~~(3)
“Economic Operating Income per Share” is defined as economic operating income divided by weighted average diluted shares outstanding of 31.8 million for the fiscal years ending December 31, 2022 and 2023 and 31.2 million for the fiscal years ending December 31, 2024, 2025 and 2026.

(4)
“Unlevered Free Cash Flow” is defined as pre-interest expense and post-tax economic operating income to Cowen less capital expenditures, less acquisition & earnout payments, less investments, plus after-tax proceeds from sales of investments, plus income from after-tax swap realization, plus after-tax stock-based compensation expense (for awards granted prior to March 31,2022), less increases in net working capital.

The disclosure in the section entitled “The Merger—Opinion of Ardea Partners LP”, beginning on page 64 of the proxy statement, is hereby amended as follows:

The last paragraph on page 66 and the carry over paragraph on page 67 is amended and supplemented as follows (with new text underlined):

Ardea performed an illustrative discounted cash flow analysis on the Company using the Financial Forecasts and the Weightings. Using the mid-year convention for discounting and illustrative discount rates ranging from 10.5% to 11.5%, which reflect estimates of the Company’s weighted average cost of capital on a standalone basis derived by application of the Capital Asset Pricing Model (or CAPM), Ardea discounted to present value as of March 31, 2022 (i) estimates of unlevered free cash flows for the Company for the nine months ending December 31, 2022 and the years 2023 through 2026 for each of the cases in the Financial Forecasts and(ii) illustrative terminal values for the Company as of December 31, 2026 derived by applying illustrative terminal multiples, ranging from 4.0x to 6.0x to 2026 estimated unlevered economic operating income for each of the casesin the Financial Forecasts. For each of the cases in the Financial Forecasts, Ardea derived a range of illustrative enterprise values for the Company by adding the range of present values it derived as described above for the period from March 31, 2022 through December 31, 2026 to the range of present values of the illustrative terminal values it derived as described above for such case. Ardea then subtracted from the range of illustrative enterprise values it derived for the Company the amount of net debt of the Company as of March 31, 2022 of $423 million, as provided by management of the Company and approved for Ardea’s use by the management of the Company, to calculate a range of illustrative implied equity values of the Company as of March 31, 2022. Ardea then divided the range of illustrative implied equity values by the total number of shares of class A common stock outstanding on a fully diluted basis as of March 31, 2022, as provided by management of the Company, for each case in the Financial Forecasts (where such number of fully diluted shares included 34.2 million basic shares outstanding and nonvested RSUs plus the impact of the preferred stock, reflecting the preferred stock as debt in the Low Case Financial Forecast in cases where the face value of the security would exceed the as-converted value, inclusive of any “make-whole”, and in all other cases on an as-converted basis, inclusive of any “make-whole”) to calculate an illustrative range of implied per-share equity values for each case. Ardea then applied the Weightings to such illustrative ranges of per-share equity values to derive an illustrative range of implied weighted per-share equity values based on the Financial Forecasts and the Weightings, which analysis resulted in an illustrative range of present values per share of class A common stock of $34 to $44 (all values rounded to the nearest dollar).

The second full paragraph on page 67 is amended and supplemented as follows (with new text underlined):

Ardea calculated an illustrative range of implied present values per share of class A common stock as of March 31, 2022 based on hypothetical future stock prices for shares of class A common stock as of the end of each of the years 2022 through 2025 and expected cumulative dividends based on the Financial Forecasts and Weightings. For purposes of this analysis, as provided per the Financial Forecasts, Ardea assumed quarterly dividends of $0.12 per share. For purposes of this analysis, Ardea derived hypothetical future stock prices for class A common stock by applying multiples ranging from 4.0x to 6.0x to the Company’s weighted 1-year forward projected EOI/Share as of each of December 31, 2022, 2023, 2024 and 2025, respectively. Ardea calculated future stock prices ranging from $22 to $32 per share, from $20 to $29 per share, from $19 to $28 per share and from $19 to $28 per share as of December 31, 2022, 2023, 2024 and 2025, respectively. Ardea then discounted to present value these future stock prices and, using the mid-year discounting convention, the estimated dividends to be paid per share of class A common stock through the end of the applicable year to March 31, 2022, using a discount rate of 12.1%, reflecting an estimate of the Company’s cost of equity derived by application of the CAPM. This analysis resulted in a range of illustrative implied present values per share of class A common stock of $19 to $32 (all values rounded to the nearest dollar).

The table on page 67 is amended and supplemented as follows (with new text underlined):

Announced / Closed	Acquiror	Target	Transaction Value	FY1 P/E	P/BV

November 5, 2012 / February 12, 2013	Stifel Financial Corp.	KBW, Inc.	$0.6bn	11.1x	1.4x
November 12, 2012 / March 1, 2013	Leucadia National Corporation	Jefferies Group, Inc.	$3.8bn	14.3x	1.0x
July 9, 2019 / January 3, 2020	Piper Jaffray Companies	Sandler O’Neil + Partners, L.P.	$0.5bn	N/A	N/A
September 8, 2021 / November 5, 2021	Citizens Financial Group, Inc.	JMP Group LLC	$0.1bn	9.0x	2.1x

The last paragraph on page 67 and the carry over paragraph on page 68 is amended and supplemented as follows (with new text underlined):

Based on the results of the foregoing calculations and Ardea’s analysis of the various transactions and its professional judgment, Ardea applied a reference range of FY1 P/E multiples of 9.0x to 14.3x to the estimated 2022 EOI/Share of the Company, based on the Financial Forecasts and Weightings. This analysis resulted in an illustrative range of implied values of $38 to $61 per share of class A common stock (all values rounded to the nearest dollar). Ardea also applied a reference range of P/BV multiples of 1.0x to 2.1x to the book value per share as reported by the Company as of March 31, 2022 of $37.49, as provided by management of the Company. This analysis resulted in an illustrative range of implied values of $37 to $79 per share of class A common stock (all values rounded to the nearest dollar).

The second full paragraph on page 69 is amended and supplemented as follows (with new text underlined):

The Board selected Ardea as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to an engagement letter between the Company and Ardea dated June 28, 2022, the Company retained Ardea as its financial advisor in connection with the transactions contemplated by the merger agreement. In connection with the transaction, Ardea will receive financial advisory fees from the Company estimated, based on the information available as of the date of the announcement, to be approximately $22.9 million (equal to 1.5% of the total proceeds and other consideration received and to be received by the Company’s equityholders, including consideration received and to be received by holders of the Company’s preferred stock), $2 million of which became payable upon the announcement of the merger and the remainder of which is payable contingent upon the completion of the transactions contemplated by the merger agreement. Further, the Company has agreed to reimburse Ardea for certain of its expenses, including reasonable attorney’s fees and disbursements and to indemnify Ardea and related persons against various liabilities, including certain liabilities under federal securities laws.

Cautionary Note Regarding Forward-looking Statements

This communication contains certain forward-looking statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, you can identify these statements by forward-looking terms such as “may,” “might,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “possible,” “potential,” “intend,” “seek” or “continue,” the negative of these terms and other comparable terminology or similar expressions.

These forward-looking statements represent only Company’s beliefs regarding future events (many of which, by their nature, are inherently uncertain and beyond Company’s control) and are predictions only, based on Company’s current expectations and projections about future events.  There are important factors that could cause Company’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, among others:

●	the parties’ ability to consummate the proposed transaction in within the expected time-frame or at all;
●
the satisfaction or waiver of the conditions to the completion of the proposed transaction, including the receipt of the required approval of Company’s stockholders with respect to the proposed transaction and the receipt of regulatory clearances required to consummate the proposed transaction, in each case, on the terms expected or on the anticipated schedule;

●	the risk that the parties may be unable to achieve the anticipated benefits of the proposed transaction within the expected time-frames or at all;
●	the possibility that competing offers or acquisition proposals for Company will be made;
●	the occurrence of any event that could give rise to the termination of the proposed transaction, including in circumstances which would require Company to pay a termination fee;
●
the effect of the announcement or pendency of the proposed transaction on Company’s ability to retain and hire key personnel and its ability to maintain relationships with its customers, clients, vendors and others with whom it does business;

●	risks related to diverting management’s attention from Company’s ongoing business operations; and
●	the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and may delay the proposed transaction.

In particular, you should consider the risks outlined under Item 1A - “Risk Factors” in Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and subsequent reports Company has filed with the SEC.  Although Company believes the expectations reflected in the forward-looking statements are reasonable, Company cannot guarantee future results, level of activity, performance or achievements.  Moreover, none of Company or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  These forward-looking statements speak only as of the date on which they are made, and Company undertakes no obligation to update any of these forward-looking statements after the date they are made except to the extent required by applicable law.  Further disclosures that Company makes on related subjects in additional filings with the SEC should be consulted.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Company and TD.  In connection with the proposed transaction, on October 11, 2022, Company filed with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) in definitive form, and Company mailed the definitive Proxy Statement to its stockholders and filed other documents regarding the proposed transaction with the SEC.  HOLDERS OF COMMON STOCK OF COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement and other relevant materials (when they become available) and any other documents filed or furnished by Company with the SEC may be obtained free of charge at the SEC’s web site (http://www.sec.gov), through Company’s Investor Relations page (http://www.cowen.com/investor-relations), or by writing to Cowen Inc., Attn: Owen Littman, at 599 Lexington Avenue, New York, NY, 10022 or at Owen.Littman@cowen.com.

Participants in Solicitation

Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of shares of Company common stock in respect of the proposed transaction. Information about the directors and executive officers of Company is set forth in the proxy statement for Company’s 2022 Annual Meeting of Stockholders, which was filed with the SEC on May 27, 2022, and the Proxy Statement. To the extent holdings of Company’s securities by its directors or executive officers have changed since the amounts set forth in such proxy statements, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC.  You may obtain free copies of these documents using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN INC.

Date: November 7, 2022	By:	/s/ Owen S. Littman
		Name:	Owen S. Littman
		Title:	General Counsel